Exhibit 5.1

CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

September 15, 2017

Eaton Corporation

1000 Eaton Boulevard

Cleveland, Ohio 44122

Ladies and Gentlemen:

We have acted as counsel to Eaton Corporation, an Ohio corporation (the “Issuer”), in connection with the offer and sale by the Issuer of (i) $700,000,000 aggregate principal amount of 3.103% Notes due 2027 (the “2027 Notes”) and (ii) $300,000,000 aggregate principal amount of 3.915% Notes due 2047 (the “2047 Notes” and, together with the 2027 Notes, the “Notes”), pursuant to an Underwriting Agreement (the “Underwriting Agreement”), dated September 6, 2017, among the Issuer, the Guarantors (as defined below) and Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named in Schedule A therein (collectively, the “Underwriters”). The Notes will be fully and unconditionally guaranteed (the “Guarantees”) by Eaton Corporation PLC (the “Parent”), and each of Cooper Bussmann, LLC, Cooper B-Line, Inc., Cooper Crouse-Hinds, LLC, Cooper Industries Unlimited Company, Cooper Lighting, LLC, Cooper Offshore Holdings S.à r.l., Cooper Power Systems, LLC, Cooper Wiring Devices, Inc., Eaton Aeroquip LLC, Eaton Aerospace LLC, Eaton Capital Unlimited Company, Eaton Controls (Luxembourg) S.à r.l., Eaton Electric Holdings, LLC, Eaton Hydraulics LLC, Eaton Leasing Corporation, Eaton Technologies (Luxembourg) S.à r.l., Eaton US Holdings, Inc., Turlock B.V., Wright Line Holding, Inc. and Wright Line LLC (the “Subsidiary Guarantors”, and together with the Parent, the “Guarantors”). The Notes are being issued under an Indenture, dated as of September 15, 2017 (the “Indenture”), among the Issuer, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) pursuant to an officers’ certificate establishing the terms of the Notes under Section 3.01 of the Indenture (the “3.01 Certificate”).

The Issuer and the Guarantors have filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File No. 333-202308) under the Securities Act of 1933, as amended (the “Securities Act”), on February 26, 2015 (the “Registration Statement”), including the prospectus dated as of February 26, 2015 (the “Base Prospectus”), as supplemented by a preliminary prospectus supplement dated as of September 6, 2017 (the “Preliminary Prospectus Supplement”) relating to the Notes, and a prospectus supplement dated as of September 6, 2017 (the “Prospectus Supplement,” and, together with the Base Prospectus and the Preliminary Prospectus Supplement and the documents incorporated by reference therein, the “Prospectus”) relating to the Notes.

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus, the Indenture, the Notes and certain resolutions of the boards of directors of the Issuer and the Guarantors, relating to the transactions contemplated by the Underwriting Agreement and other related matters. For purposes of this opinion, we have also examined and relied without investigation upon the accuracy of (i) the opinion letter of McCann FitzGerald, Irish counsel for the Parent and certain Subsidiary Guarantors, dated the date hereof and filed as Exhibit 5.2 to the Parent’s Current Report on Form 8-K to be filed on the date hereof (the “Form 8-K”); (ii) the opinion letter of Clifford Chance, société en commandite simple (inscrite au Barreau de Luxembourg), Luxembourg counsel for certain Subsidiary Guarantors, dated the date hereof and filed as Exhibit 5.3 to the Form 8-K; and (iii) the opinion letter of Clifford Chance LLP, Dutch counsel for certain Subsidiary Guarantors, dated the date hereof and filed as Exhibit 5.4 to the Form 8-K. As to factual matters relevant to the opinion set forth below, we have relied upon certificates of officers of the Issuer and the Guarantors and public officials and representations and warranties of the parties set forth in the Underwriting Agreement.

Based on, and subject to, the foregoing, the qualifications and assumptions set forth herein and such other examination of law as we have deemed necessary, we are of the opinion that (i) the Notes are the valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, and (ii) the Guarantees constitute valid and binding obligations of each Guarantor, enforceable against each Guarantor in accordance with their terms, subject in each case to bankruptcy, insolvency, moratorium or other similar laws of relating to or affecting creditors’ rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

The opinions set forth in this letter relate only to the laws of the State of New York, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act, the Ohio General Corporation Law and the Ohio Limited Liability Company Act. We express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability, or effect of the law of any other jurisdiction. We have not acted as counsel for the Issuer or the Guarantors with respect to matters of Irish Law, Luxembourg law, Dutch law or other applicable foreign law.

We consent to the filing of this opinion as Exhibit 5.1 to the Form 8-K that shall be incorporated by reference into the Registration Statement and to the reference to us under the caption “Legal Opinions” in the Prospectus Supplement which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP